Exhibit 99.1

News Release

General Inquiries: (877) 847-0008
www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
(877) 847-0009

Constellation Energy Partners Reports

Second Quarter 2012 Results

•	CEP completes 33 net wells and recompletions in the second quarter 2012 with an additional 24 net wells and recompletions in progress

•	Drilling efforts continue to target Mid-Continent oil opportunities available in CEP’s existing asset base

•	CEP’s focus on operating costs expected to result in additional cost reductions in 2012 and 2013

HOUSTON—(BUSINESS WIRE)—Aug. 9, 2012—Constellation Energy Partners LLC (NYSE MKT: CEP) today reported second quarter 2012 results.

The company produced 3,142 MMcfe during the second quarter for average daily net production of 34.5 MMcfe for the quarter, which is a 3% decline versus the first quarter 2012. Net oil production for the second quarter was 324 barrels per day, or approximately 29.5 thousand barrels in total, which is unchanged from the first quarter 2012. Year-to-date, the company produced 6,368 MMcfe for average daily net production of 35.0 MMcfe.

The company reported revenue of $11.8 million for the second quarter 2012, which includes revenue from sales of $8.7 million, revenue from hedge settlements of $7.3 million, a non-cash loss on mark-to-market activities of $4.9 million, and revenue from services provided to third parties of $0.7 million. Approximately 67% of the company’s sales revenue during the quarter was from natural gas sales and 33% was from oil sales. Taken together, the company’s revenue from sales and hedge settlements totaled $16.0 million in the second quarter, which compares to $16.2 million in the first quarter 2012.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.24 per Mcfe for the second quarter 2012, which is a 5% improvement versus the first quarter 2012. For the year-to-date, operating costs averaged $3.32 per Mcfe.

Adjusted EBITDA for the second quarter 2012 was $6.3 million, which is a 6% improvement versus the first quarter 2012. Adjusted EBITDA for the year-to-date was $12.2 million.

On a GAAP basis, the company recorded a net loss of $5.0 million for the quarter and net income of $0.9 million for the year-to-date.

Capital spending for the year-to-date totaled $6.9 million. The company completed 33 net wells and recompletions on capital spending of $4.2 million in the second quarter. The additional wells resulted in 48 net wells and recompletions for the year-to-date, and the company finished the quarter with an additional 24 net wells and recompletions in progress. Drilling activities in 2012 are focused on oil potential in the company’s existing asset base as well as capital efficient recompletions. The company continues to fund its capital program using cash flow from operations.

“Our second quarter and year-to-date results were in line with our expectations and 2012 forecast,” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Our drilling activity in the Cherokee Basin is progressing according to our plans, and we continue to see meaningful results from our focus on oil opportunities. We continue to look for opportunities to lower operating costs, with a goal of further reducing our structural G&A costs by approximately 25% over the next 12 to 18 months. In addition to these areas of focus, we are actively pursuing merger and acquisition opportunities that could lead to enhanced unitholder value.”

Distribution Outlook

The decision to reinstate any future quarterly distributions will consider, among other things, the company’s outstanding borrowings under the reserve-based credit facility and cash reserves that are set by the company’s board of managers for the proper conduct of its business. All distributions are subject to approval by the company’s board of managers.

Financial Outlook for 2012

The company forecasts capital spending of between $15.0 million and $19.0 million in 2012. Of this amount, $15.0 million is maintenance capital.

Net production is forecast to range between 13.3 and 14.1 Bcfe for 2012, with operating costs forecast to range between $42.5 million and $46.0 million for the year.

The company has hedged approximately 78% of the midpoint of its production forecast, including hedges for the balance of 2012 on 3.1 Bcfe of its Mid-Continent natural gas production at an average price, including basis, of $4.62 per Mcfe, 2.4 Bcfe of its remaining natural gas production at an average price of $5.18 per Mcfe, and 46 MBbl of its oil production at an average price of $103.53 per barrel.

Additional detail on the company’s 2012 forecast can be found in the tables included with the company’s fourth quarter and full year 2011 news release dated Feb. 29, 2012.

Conference Call Information

The company will host a conference call at 3:00 p.m. (CDT) on Thursday, Aug. 9, 2012 to discuss second quarter 2012 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 3:00 p.m. (CDT). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 408-8468 or (203) 369-0640 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its second quarter 2012 Form 10-Q on or about Aug. 9, 2012.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
Net Production:
Total production (MMcfe)	3,142		3,545		6,368		6,969
Average daily production (Mcfe/day)	34,527		38,956		34,989		38,503

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$5.24	(a)	$19.05	(a)	$5.22	(a)	$13.34	(a)
Net realized price, excluding hedges	$2.90	(b)	$4.60	(b)	$3.12	(b)	$4.47	(b)

(a)Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b)Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

Net Wells Drilled and Completed	16		10		21		15
Net Recompletions	17		9		27		24
Developmental Dry Holes	—		—		—		1

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Oil and gas sales	$16,709	$68,080	$33,867	$93,993
Gain/(Loss) from mark-to-market activities	(4,897)	(43,656)	1,705	(53,765)

Total revenues	11,812	24,424	35,572	40,228
Operating expenses:
Lease operating expenses	6,284	6,602	13,045	14,022
Cost of sales	251	542	636	1,061
Production taxes	509	660	1,057	1,431
General and administrative	3,791	4,012	7,732	8,235
Exploration costs	—	—	—	131
(Gain)/Loss on sale of assets	(4)	14	—	21
Depreciation, depletion and amortization	4,358	5,893	8,774	11,758
Asset impairments	—	—	107	—
Accretion expense	192	226	383	452

Total operating expenses	15,381	17,949	31,734	37,111

Other expenses:
Interest (income) expense, net	1,437	4,076	3,056	5,928
Other (income) expense	4	(68)	(93)	(126)

Total expenses	16,822	21,957	34,697	42,913

Net income (loss)	$(5,010)	$2,467	$875	$(2,685)

Adjusted EBITDA	$6,264	$56,673	$12,171	$70,084

EPU—Basic	($0.21)	$0.10	$0.04	($0.11)
EPU—Basic Units Outstanding	24,159,301	24,273,244	24,173,012	24,291,246

EPU—Diluted	($0.21)	$0.10	$0.04	($0.11)
EPU—Diluted Units Outstanding	24,277,769	24,273,244	24,232,246	24,291,246

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	June 30,	Dec. 31,
	2012	2011
	($ in thousands)
Current assets	$34,322	$45,096
Oil and natural gas properties, net of accumulated depreciation, depletion and amortization	263,432	266,085
Other assets	21,666	23,125

Total assets	$319,420	$334,306

Current liabilities	$9,913	$14,554
Debt	88,400	98,400
Other long-term liabilities	15,371	14,432

Total liabilities	113,684	127,386
Common members' equity	202,856	201,483
Accumulated other comprehensive income	2,880	5,437

Total members' equity	205,736	206,920

Total liabilities and members' equity	$319,420	$334,306

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(5,010)	$2,467	$875	$(2,685)
Add:
Interest (income) expense, net	1,437	4,076	3,056	5,928
Depreciation, depletion and amortization	4,358	5,893	8,774	11,758
Asset impairments	—	—	107	—
Accretion expense	192	226	383	452
(Gain)/Loss on sale of assets	(4)	14	—	21
Exploration costs	—	—	—	131
Unit-based compensation programs	394	341	681	714
(Gain)/Loss from mark-to-market activities	4,897	43,656	(1,705)	53,765

Adjusted EBITDA (1), (2)	$6,264	$56,673	$12,171	$70,084

	Three Months Ended March 31,
	2012	2011
	($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$5,885	$(5,152)
Add:
Interest (income) expense, net	1,619	1,852
Depreciation, depletion and amortization	4,416	5,865
Asset impairments	107	—
Accretion expense	191	226
(Gain)/Loss on sale of assets	4	7
Exploration costs	—	131
Unit-based compensation programs	287	437
(Gain)/Loss from mark-to-market activities	(6,602)	10,109

Adjusted EBITDA (1)	$5,907	$13,475

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense, net;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	asset impairments;

•	accretion expense;

•	(gain) loss on sale of assets;

•	exploration costs;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	(gain) loss from mark-to-market activities; and

•	unrealized (gain) loss on derivatives/hedge ineffectiveness.

(2)	Results for the three and six months ended June, 30, 2011 include $41.3 million in hedge settlements related to the company’s June 2011 hedge restructuring.